AGREEMENT FOR SALE AND
PURCHASE OF OIL AND GAS PROPERTIES

THIS AGREEMENT is executed this 17thday of January, 2008, by ENERGAS CORP. ("Energas") and PLATINA ENERGY GROUP, a Wyoming corporation ("Platina").

1.            Subject Property.  Energas represents, without warranty of title, either express or implied, that it is the owner of an undivided 26% interest in and to all oil and gas leases covering what has been referred to as the "Rusty Creek Prospect", covering all or any portion of the following described lands situated in Niobrara County, Wyoming:

Section 36, Township 36 North, Range 65 West,

and

Lots 1 and 2 and S/2 NE/4 and S/2 of Section 2, and NW/4 NE/4 and NE/4 NW/4 and SW/4 and S/2 SE/4 of Section 11, and SW/4 NE/4 and S/2 NW/4 and NE/4 SW/4 of Section 12, Township 35 North, Range 65 West, 6th P.M.,

which oil and gas leases include, but are not limited to, each of the oil and gas leases specifically described in Exhibit A, which is attached hereto and made a part hereof, said 26% interest in and to said oil and gas leases also includes the following oil and gas wells located in said Rusty Creek Prospect, to-wit:

Name of Well                                 Location
                  (All in Township 36 North, Range 65 West, Niobrara County , Wyoming)

Finley No. 1-36                                                       SE/4 SE/4 NW/4 of Section 36
Finley No. 2-36                                                       SW/4 NE/4 of Section 36
Finley No. 4-36                                                       NW/4 SW/4 of Section 36,

including all surface and sub-surface personal property, equipment and fixtures located in, on and under said wells, the actual wellbores and the production of oil, gas and other hydrocarbons therefrom, and all other rights, fixtures and equipment located thereon, appurtenant thereto, and used or obtained in connection therewith, said 26% interest in and to said oil and gas leases and in and to said oil and gas wells and in and to said personal property, equipment and fixtures being referred to herein as "the Subject Property".

2.            Saleand Purchase of Subject Property.  Energas agrees to sell and Platina agrees to purchase the Subject Property.

3.            Consideration for Sale.

3.1            Cash Consideration.  Platina agrees to pay and Energas agrees to accept, as full consideration for the sale and purchase of the Subject Property the sum of $233,379.00, with Energas acknowledging receipt, as partial payment on said consideration, of the sum of $10,000.00 which was previously paid by Platina to Energas, leaving a total consideration yet to be paid of $223,379.00.

3.2            Platina Warrants.  In addition to the cash consideration to be paid by Platina to Energas, Platina, as part of said consideration, shall also pay to Energas warrants of Platina's common stock which shall entitle Energas to purchase from Platina 2,500,000 shares of Platina common stock.  Energas may exercise said warrants up to but not exceeding a period of two years from the date of this agreement.  The exercised price of the stock shall be 25 cents per share.  Energas may exercise all or any portion of said warrants.  In every event, all warrants which are not exercised upon shall expire within two years from the date of this agreement.

4.            Workover of Finley No. 1-36 Well.  Heretofore, Energas has conducted a workover on the Finley No. 1-36 Well, as described above, with said workover consisting of installing a new electric downhole pump in the well.  Platina agrees to participate, to the extent of its 26% working interest, in said workover of the Finley No. 1-36 Well.  For such participation, Platina agrees to pay to Energas the sum of $10,593.00, and no more.

5.            Participation in Deepening of Finley No. 2-36 Well.  On or before February 1, 2008, Energas, as operator, shall commence operations for the deepening of the Finley No. 2-36 Well, as described above, and deepen said well to a depth of approximately 6,200 feet for the purposes of testing the Leo formation.  Platina agrees to participate, to the extent of its 26% working interest, in the deepening of the Finley No. 2-36 Well.  For its participation in said deepening operations, Platina agrees to pay to Energas, as operator, the sum of $111,896.00, and no more.

6.            Total Consideration.  It is understood that but for Platina's agreement to participate in the workover of the Finley No. 1-36 Well and but for its agreement to participate in the deepening of the Finley No. 2-36 Well, Energas would not have agreed to sell to Platina the Subject Property.  Thus, the acquisition by Platina of the Subject Property and its participation in the workover of the Finley No. 1-36 Well and its participation in the deepening of the Finley No. 2-36 Well is considered, by both parties, a total package.

7.            Closing.  Closing of the acquisition shall occur at a mutually agreeable place and time on or before January 17, 2008.  At closing, the following shall occur:

(a)            Platina shall pay to Energas the sum of $223,379.00, representing the remaining portion of the acquisition of the 26% working interest in the Rusty Creek Prospect.

(b)            Platina shall pay to Energas the sum of $10,593.00, representing Platina's share of the workover conducted in the Finley No. 1-36 Well.

(c)            Platina shall pay to Energas the sum of $111,896.00, representing Platina's share of the deepening of the Finley No. 2-36 Well.

(d)            Platina shall deliver to Energas the warrants referred to in paragraph 3.2 above.

(e)            Energas, as assignor, shall execute and deliver to Platina, as assignee, an assignment of oil and gas leases, in a form satisfactory to both Energas and Platina, wherein Energas assigns to Platina the Subject Property.  Said assignment of oil and gas leases shall recite that it is subject to the following:

(1)            It is made without warranty of title, and without warranty as to fitness for use of the personal property, fixtures and equipment, either express or implied; and

(2)            It is subject to (a) the existing joint operating agreement; and (b) the terms and provisions of the assigned leases; and (c) the terms and provisions of all assignments of oil and gas leases creating assignor's ownership in the assigned leases; and it shall be effective, for all purposes, as of January 1, 2008.

8.            Governing Law.  This agreement, for all purposes, shall be construed pursuant to the laws of the State of Oklahoma.

9.            Successors and Assigns.  This agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of Energas and Platina.

DATED AND EXECUTED as of the day, month and year first shown above.

ENERGAS CORP.

By:            /s/ George G. Shaw____________________
                        George G. Shaw, President

PLATINA ENERGY GROUP, INC.

By:            /s/ Blair Merriam______________________
                        Blair Merriam, CEO & President

EXHIBIT A

This Agreement for Sale and Purchase of Oil and Gas Properties to which this exhibit is attached includes, but is not limited to, the following oil and gas leases executed by the State of Wyoming, as lessor, to-wit:

State Lease No.                                                                            Land Description
(All land is located in Niobrara County, Wyoming)

91-00488                                                                                      Section 36-T36N-R65W, 6th P.M., containing 640
acres

WYW-145466                                                                            Lots 1 and 2 and S/2 NE/4 and S/2 of Section 1-
T35N-R65W, 6th P.M., containing 480.11 acres

WYW-145466                                                                            SE/4 of Section 2-T35N-R65W, 6th P.M.,
containing 160 acres

WYW-145466                                                                            NW/4 NE/4 and NE/4 NW/4 and SW/4 andS/2 SE/4
of Section 11-T35N-R65W, 6th P.M., containing
320 acres

WYW-145466                                                                            SW/4 NE/4 and S/2 NW/4 and NE/4 SW/4 of
Section 12-T35N-R65W, 6th P.M., containing 160
acres